Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-238053

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT (To Prospectus dated May 6, 2020)	Subject to Completion- Dated March 8, 2021

$62,000,000

Smith Micro Software, Inc.

Common Stock

We are offering      shares of our common stock, par value $0.001 per share, at a public offering price of $                 per share.

Our common stock is listed for trading on the Nasdaq Capital Market (“NASDAQ”) under the symbol “SMSI.” On March 5, 2021, the last reported sale price of our common stock on NASDAQ was $6.65. We intend to use the net proceeds of the shares offered by us in this offering, together with cash on hand, to finance the Avast Family Safety Mobile Acquisition (as defined herein) and to pay related fees and expenses, and the remainder for general corporate purposes, which may include future acquisitions and other business opportunities, capital expenditures and working capital. See “Prospectus Supplement Summary – The Avast Family Safety Mobile Acquisition” and “Use of Proceeds.”

Investing in our common stock involves various risks. See “Risk Factors” on page S-11 of this prospectus supplement and in the accompanying prospectus, as well as those contained in the other documents that are incorporated by reference and any related free writing prospectus. We are a “smaller reporting company” as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as such are subject to reduced public company reporting requirements. See “Risk Factors.”

	Per Share	Total
Public offering price	$	$
Underwriting discount (1)(2)	$	$
Structuring fee to B. Riley Securities, Inc., payable as additional underwriting discount (1)	$	$
Proceeds to Smith Micro Software, Inc., before expenses	$	$

(1)	See “Underwriting” beginning on page S-26 of this prospectus supplement for additional information regarding underwriting compensation.
(2)	We have granted the underwriters the option for a period of up to 30 days to purchase up to an additional shares at the public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about March         , 2021, subject to the satisfaction of certain conditions.

Joint Book-Running Managers

B. Riley Securities	Roth Capital Partners

Co-Managers

Lake Street	The Benchmark Company

Prospectus Supplement dated March                , 2021

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying base prospectus dated May 6, 2020 that is also a part of this document. This prospectus supplement and the accompanying base prospectus are part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under the shelf registration process, from time to time, we may sell any of the securities described in the accompanying base prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about this offering. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds, updates and changes information contained in the accompanying base prospectus. You should read both this prospectus supplement and the accompanying base prospectus as well as the additional information described in this prospectus supplement under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before investing in our common stock. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying base prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, the statements made in the accompanying base prospectus, or such an earlier filing, as applicable, are deemed modified or superseded by the statements made in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying base prospectus—the statement having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying base prospectus, in any other prospectus supplement and in any free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. To the extent that any statement that we make in this prospectus supplement differs from or is inconsistent with statements made in the accompanying base prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying base prospectus and such documents incorporated by reference therein.

We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise indicated in this prospectus or the context otherwise requires, all references to “we,” “us,” “our,” “the Company” and “Smith Micro” refer to Smith Micro Software, Inc. and its subsidiaries. This prospectus and the information incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of the federal securities laws. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “will,” “should,” “may,” “plan,” “assume” and other expressions that predict or indicate future events and trends and that do not relate to historical matters. You should not unduly rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or implied in any forward-looking statements as a result of various factors. Such factors include, but are not limited to, the following:

•	our customer concentration given that the majority of our sales currently depend on a few large client relationships, including T-Mobile;

•	our ability to establish and maintain strategic relationships with our customers and mobile device manufacturers;

•	our ability to hire and retain key personnel;

•	the possibility of security and privacy breaches in our systems damaging client relations and inhibiting our ability to grow;

•	failure to consummate or realize the expected benefits of the acquisition of the assets of as a result of the Avast Family Safety Mobile Acquisition;

•	interruptions or delays in the services we provide from our data center hosting facilities that could harm our business;

•

our dependency upon effective operation with operating systems, devices, networks and standards that we do not control and on our continued relationships with mobile operating system providers and device manufacturers;

•	the existence of undetected software defects in our products;

•	intense competition in our industry and the core vertical markets in which we operate, and our ability to successfully compete;

•	the impact of the COVID-19 pandemic on our business and financial results;

•	rapid technological evolution and resulting changes in demand for our products from our key customers and their end users;

•	the risks inherent with international operations;

•	the impact of evolving information security and data privacy laws on our business and industry;

•	the impact of U.S. regulations on our business and industry;

•	our ability to protect our intellectual property and our ability to operate our business without infringing on the rights of others;

•	the risk of being delisted from NASDAQ if we fail to meet any of its applicable listing requirements;

•	our ability to raise additional capital and the risk of such capital not being available to us at commercially reasonable terms or at all;

•	our ability to remain profitable;

•	our ability to remain a going concern;

•	changes in our operating income due to shifts in our sales mix and variability in our operating expenses;

•	our ability to assimilate acquisitions without diverting management attention and impacting current operations;

•	the availability of third-party intellectual property and licenses needed for our operations on commercially reasonable terms, or at all; and

•

the difficulty of predicting our quarterly revenues and operating results and the chance of such revenues and results falling below analyst or investor expectations, which could cause the price of our common stock to fall.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from the anticipated future results, performance or achievements expressed or implied by any forward-looking statements, including the factors described under the heading “Risk Factors” in this prospectus supplement and the accompanying base prospectus, and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under the heading “Item 1A: Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K for the year ended December 31, 2020 that was filed with the SEC on March 8, 2021, and any of our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should evaluate all forward-looking statements made in this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, in the context of these risks, uncertainties and other factors.

All forward-looking statements in this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, apply only as of the date made and are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement and the accompanying prospectus. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before investing in our common stock, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors,” and the financial statements and accompanying notes and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

Providing software solutions that empower wireless carriers and cable service providers to simplify and enhance the user experience of mobile consumers around the world is a mission that Smith Micro pursues with passion. By providing mobile apps for digital family safety, carrier-grade voice messaging platforms and smart retail solutions, Smith Micro assists its carrier customers with building stronger, more profitable relationships with their mobile subscribers. Our solution portfolio is comprised of proven products that enable our customers to provide:

•	In-demand digital services that connect today’s digital lifestyle, including family location services, parental controls, and consumer IoT devices to mobile consumers worldwide;

•	Easy visual access to voice messages on mobile devices through visual voicemail and voice-to-text transcription functionality; and

•

Strategic, consistent and measurable digital demo experiences that educate retail shoppers, create awareness of products and services and drive in-store sales, and optimize retail experiences with actionable analytics derived from in-store customer behavior.

We continue to innovate and evolve our business case in response to industry trends in order to capitalize upon growth opportunities in emerging markets, such as digital lifestyle services and online family safety, “Big Data” analytics, automotive telematics, and the consumer IoT marketplace. The key to our longevity, however, is not simply technological innovation, but our customer-first approach to doing business.

Despite the global headwinds caused by the COVID-19 pandemic and significant investment in headcount additions, Smith Micro continued to thrive in 2020 as the business remained profitable and generated $7.9 million in cash from operations. To solidify our position as a leading white-label solution provider in the family safety market, we purchased the operator business of Circle Media Labs Inc. (“Circle”) – an acquisition that included multiple customer contracts and a perpetual source code license to Circle’s robust parental control software. Our development team spent the majority of 2020 integrating these features into our SafePath® platform, which enabled us to unveil what we believe is the most comprehensive family safety offering on the market for wireless carriers in the fourth quarter of fiscal year 2020.

Wireless Segment

The wireless industry continues to undergo rapid change on all fronts as connected devices, mobile applications, and digital content are consumed by users who want information, high-speed wireless connectivity and entertainment, anytime, anywhere. While most of us think about being “connected” in terms of computers, tablets and smartphones, the consumer IoT market is creating a world where almost anything can be connected to the wireless internet. Wearable devices such as smartwatches, fitness trackers, pet trackers and GPS locators, as well as smart home devices, are now commonplace, enabling people, pets and things to be connected to the “Internet of Everything.” These devices have created an entire ecosystem of over-the-top (“OTT”) apps, while expanding how communication service providers can provide value to mobile consumers.

Although there are numerous business opportunities associated with pervasive connectivity, there are also numerous challenges, including:

•

The average age by which most children use smartphones and other connected devices continues to decrease. As such, parents and guardians must be proactive in managing and combating digital lifestyle issues such as excessive screen time, cyberbullying, and online safety;

•	Complexity, congestion, and spectrum scarcity plague wireless networks, making it difficult and expensive to satisfy the demand for mobile services by consumers and businesses;

•	As IoT use cases continue to proliferate and scale, management complexity, security and interoperability must be addressed efficiently and correctly;

•

Mobile network operators (“MNOs”) are being marginalized by messaging applications, and face growing competitive pressure from cable multiple system operators (“MSOs”) and others deploying Wi-Fi networks to attract mobile users;

•

Enterprises face increasing pressure to mobilize workforces, operations, and customer engagement, but lack the expertise and technologies needed to leverage mobile technology securely and cost-effectively; and

•	Consumers seek simpler network access and more personalized mobile experiences, while simultaneously demanding faster, cheaper, and more secure wireless services.

Products

To address these challenges, Smith Micro offers multi-platform, modular solutions such as:

SafePath® – Comprised of SafePath Family, SafePath IoT, and SafePath Home, the SafePath product suite provides comprehensive and easy-to-use tools to protect digital lifestyles and manage connected devices both inside and outside the home. As a carrier-grade, white-label platform, SafePath empowers wireless service providers and cable operators to bring to market full-featured, on-brand family safety solutions that provide in-demand services to mobile subscribers such as location tracking, parental controls, and driver safety functionality. Delivered to end-users as value-added services, SafePath-based solutions activate new revenue streams for wireless service providers while helping to increase brand affinity and reduce subscriber churn.

CommSuite® – The CommSuite premium messaging platform helps mobile service providers deliver a next-generation voicemail experience to mobile subscribers, while monetizing a legacy cost-center. CommSuite Visual Voicemail (“VVM”) quickly and easily allows users to manage voice messages just like email or SMS with reply, forwarding and social sharing options. CommSuite also enables multi-language Voice-to-Text (“VTT”) transcription messaging, which facilitates convenient message consumption for users by reading versus listening. CommSuite is installed on more than more than 10 million mobile handsets and is available to both postpaid premium subscribers as well as prepaid subscribers.

ViewSpot® – Our retail display management platform provides wireless carriers and retailers with a way to bring powerful on-screen, interactive demos to life. These engaging demo experiences deliver consistent, secure and targeted content that can be centrally managed and updated via ViewSpot Studio. With the feature set provided by ViewSpot, wireless carriers and other smartphone retailers can easily customize and optimize the content loops displayed on demo devices so that it resonates with in-store shoppers. In 2020, ViewSpot was enhanced with new capabilities that enable consumers to navigate demo experiences in a touchless manner. This touchless functionality helps wireless carriers deliver in-store shopping experiences that are more aligned with current consumer expectations. The ViewSpot platform also offers powerful analytics capabilities that provide carriers with valuable insights into their consumer base and its buying behavior as well as their overall retail operations.

Marketing and Sales Strategy

Because of our broad product portfolio, deep integration experience and flexible business models, we can quickly bring to market innovative solutions that support our customers’ needs to create new revenue opportunities and differentiate their products and services from their competitors.

Our marketing and sales strategy is as follows:

Leverage Operator Relationships. We continue to capitalize on our strong relationships with the world’s leading MNOs and MSOs. These customers serve as our primary distribution channel, providing access to hundreds of millions of end-users around the world.

Focus on High-Growth Markets. We continue to focus on providing digital lifestyle solutions, analytics/Big Data solutions, premium messaging services, and visual retail content management solutions.

Expand our Customer Base. In addition to growing our business with current customers, we look to expand our MNO and MSO customers worldwide, as well as to expand into new partnerships as we extend the reach of our product platforms within the connected lifestyle ecosystem.

Key Revenue Contributors

In our Wireless business segment, we sell primarily to large wireless carriers, cable operators, and OEMs, so there are a limited number of actual and potential customers for our current products, resulting in significant customer concentration. Revenues attributable to T-Mobile (and Sprint prior to its merger with T-Mobile) and its affiliates accounted for 81% and 84% of the Company’s total revenues for fiscal years 2020 and 2019, respectively.

On April 1, 2020, Sprint Corporation and T-Mobile (US), Inc. (“T-Mobile”) completed their previously announced merger transaction, with the combined company continuing to operate as T-Mobile. In connection with the Sprint/T-Mobile merger, on July 1, 2020, the combined company divested certain assets to DISH Network Corporation, including Sprint’s Boost Mobile pre-paid wireless services business (“Boost”). A portion of our solutions sales to Sprint/T-Mobile has historically included sales to Boost. The Company is working with T-Mobile and DISH on future product roadmaps and contract negotiations.

Customer Service and Technical Support

We provide technical support and customer service through our online knowledge base, email, and live chat. OEM customers generally provide their own primary customer support functions and rely on us for support to their technical support personnel.

Product Development

The software industry, particularly the wireless market, is characterized by rapid and frequent changes in technology and user needs. We work closely with industry groups and customers, both current and potential, to help us anticipate changes in technology and determine future customer needs. Software functionality depends upon the capabilities of the related hardware. Accordingly, we maintain engineering relationships with various hardware manufacturers and we develop our software in tandem with their product development. Our engineering relationships with manufacturers, as well as with our major customers, are central to our product development efforts. We remain focused on the development and expansion of our technology, particularly in the wireless space. Our research and development expenditures increased approximately 63% year over year, which is primarily a reflection of additional headcount-related expenses and external contract development costs to support continued product development.

Competition

The markets in which we operate are highly competitive and subject to rapid changes in technology. These conditions create new opportunities for Smith Micro, as well as for our competitors, and we expect new competitors to continue to enter the market. We not only compete with other software vendors for new customer contracts, we also compete to acquire technology and qualified personnel.

We believe that the principal competitive factors affecting the mobile software market include domain expertise, product features, usability, quality, price, customer service, speed to market and effective sales and marketing efforts. Although we believe that our products currently compete favorably with respect to these factors, there can be no assurance that we can maintain our competitive position against current and potential competitors. We also believe that the market for our software products has been and will continue to be characterized by significant price competition. A material reduction in the price we obtain for our products would negatively affect our profitability.

Many of our existing and potential customers have the resources to develop products that compete directly with our products. As such, these customers may opt to discontinue the purchase of our products in the future. Our future performance is therefore substantially dependent upon the extent to which existing customers elect to purchase software from us rather than designing and developing their own software.

Proprietary Rights and Licenses

We protect our intellectual property through a combination of patents, copyrights, trademarks, trade secrets, intellectual property laws, confidentiality procedures and contractual provisions. We have United States and foreign patents and pending patent applications that relate to various aspects of our products and technology. We have also registered, and applied for the registration of, U.S. and international trademarks, service marks, domain names, and copyrights. We will continue to apply for such protections in the future as we deem necessary to protect our intellectual property. We seek to avoid unauthorized use and disclosure of our proprietary intellectual property by requiring employees and third parties with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code.

Our MNO/MSO customers license our products through software license agreements or access our offerings through software as a service (“SaaS”) agreements. Our license agreements contain restrictions on reverse engineering, duplication, disclosure, and transfer, and our SaaS agreements contain restrictions on access and use.

Despite our efforts to protect our proprietary technology and our intellectual property rights, unauthorized parties may attempt to copy or obtain and use our technology to develop products and technology with the same functionality as our applications. Policing unauthorized use of our technology and intellectual property rights is difficult, and we may not be able to detect unauthorized use of our intellectual property rights or take effective steps to enforce our intellectual property rights.

Human Capital Resources

As of December 31, 2020, we had a total of 255 employees within the following departments: 186 in engineering and operations, 45 in sales and marketing, and 24 in management and administration. We are not subject to any collective bargaining agreement and we believe that our relationships with our employees are good. Our strength and competitive advantage is – and always will be – people. We value the skills, strengths, and perspectives of our diverse team and will foster a participatory workplace that enables people to get involved in making decisions. The Company provides training and development opportunities to ensure that our employees are creative thinkers who are driven, focused and interested in ever-changing technology.

The Avast Family Safety Mobile Acquisition

Acquisition overview

On March 8, 2021, we entered into a Membership Interest and Asset Purchase Agreement (the “Purchase Agreement”), with Avast plc and certain of its subsidiaries (“Avast”), to acquire substantially all of the assets of Avast and its subsidiaries related to its Family Safety Mobile Software business (including application source code, license rights to shared source code, and both ownership and license rights to a patent portfolio) and certain specified assumed liabilities with respect thereto, along with all of the outstanding membership interests of Location Labs, LLC, which comprises Avast’s U.S. carrier business (the “Avast Family Safety Mobile Business”).

The Avast Family Safety Mobile Business provides family safety mobile software, including mobile device location and parental controls features, including screen time management and content filters. The Avast Family Safety Mobile Business also includes five mobile operator contracts, of which three are with Tier 1 U.S. operators and two are with European carriers. We also intend to enter into a commercial partnership with Avast to provide further service to current and potential customers. Consequently, we believe the integration of the Avast Family Safety Mobile Business into Smith Micro will materially diversify and strengthen our customer base. The acquisition also brings a robust patent portfolio covering various mobile technology innovations along with a highly skilled engineering and development talent pool specialized in digital safety applications.

We believe that the acquisition of the Avast Family Safety Mobile Business (the “Avast Family Safety Mobile Acquisition”) is a highly strategic, transformational acquisition for Smith Micro that will pave the way for continued productive working relationships with major carriers, while allowing us to add critical headcount, both in the U.S. and Europe. With this acquisition, we intend to further expand our white-label digital safety solutions, further strengthening our position as a leading family safety SaaS provider on a global basis. In particular, we believe the acquisition will enhance our core competency in digital marketing, enabling us to accelerate our subscriber acquisition initiatives on behalf of existing carrier customers. We expect the acquisition to be immediately accretive to earnings.

The Avast Family Safety Mobile Business includes certain legacy carrier contracts experiencing revenue declines. In some cases, these declines are the result of ongoing migrations to Smith Micro’s platform. In such instances, we currently expect to retain those acquired customer relationships despite the legacy nature of the acquired contracts.

We expect the non-legacy portion of the Avast Family Safety Mobile Business to represent between $18 million and $19 million of recurring revenue on a full year basis in 2021.

Concurrently with closing, we intend to enter into a collaboration agreement with Avast that we believe will present significant new growth opportunities for us, allowing us to jointly pursue greenfield carrier deployments incorporating best-of-breed family safety and IoT security features.

Total consideration for the Avast Family Safety Mobile Acquisition is approximately $66.0 million. We presently anticipate issuing approximately $10.0 million of Smith Micro unregistered shares of common stock as partial consideration of the purchase price, with the balance of the consideration paid with the net proceeds from this offering and cash on hand. Under the terms of the Purchase Agreement, we will make the election whether to issue shares of common stock as partial consideration and the amount of shares to be issued, up to $51.0 million, not less than ten business days prior to closing. Any shares of common stock issued to Avast will be issued based on a price of approximately $6.85 per share, as set forth in the Purchase Agreement. We have also agreed to file a registration statement following the closing of the Avast Family Safety Mobile Acquisition in order to register for resale any shares of our common stock that we elect to issue to the sellers in satisfaction of a portion of the purchase price. Of the total consideration amount, $4.95 million will be held back for a period of at least 12 months to secure performance of Avast’s indemnification and other post-closing obligations under the Purchase Agreement.

In addition, if we are able to renew or otherwise enter into a contractual relationship, prior to the one year anniversary of the closing (the “Anniversary Date”), with a certain customer of the Avast Family Safety Mobile Business that is terminating in the second half of 2021, then we would be obligated to pay up to an additional $14 million of cash consideration to Avast, with such amount being reduced by $2.0 million each month following the six-month anniversary of the closing of the transaction. During the period beginning with the closing of the transaction and ending on the earlier of the Anniversary Date or the occurrence of the circumstances described in the preceding sentence, we shall share 75% of the gross revenues received under the existing contract with such customer with Avast. In addition, Avast is required to deliver the Avast Family Safety Mobile Business to Smith Micro with approximately $4.5 million in working capital at closing, and any excess or deficit at closing will increase or decrease, respectively, the cash portion of the purchase price to be paid at closing.

The obligations of the parties to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction or waiver of, among other closing conditions, the accuracy of the representations and warranties in the Purchase Agreement, continued operation of the Avast Family Safety Mobile Business by the sellers in the ordinary course up until closing (subject to our consent upon the occurrence of various events), sellers obtaining certain specified consents and approvals from third parties to consummate the transaction, material compliance by the parties with their respective covenants and agreements under the Purchase Agreement, and delivery of other customary closing deliverables by the parties. The consummation of the Avast Family Safety Mobile Acquisition is expected to occur in mid-April, 2021.

In order to service these new customer contracts and separate product offerings, Smith Micro will acquire approximately 160 employees from Avast and its subsidiaries. Those employees are located in (i) the United States and Serbia, which are existing locations for Smith Micro, and (ii) the Czech Republic and Slovakia, which will become two new strategic European locations for Smith Micro. All of Smith Micro’s markets provide an impressive talent population necessary to continue Smith Micro’s product development and growth.

We intend to fund a portion of the Avast Family Safety Mobile Acquisition and pay related fees, costs and expenses through the proceeds of this offering. See “Use of Proceeds.” This offering is not conditioned on the closing of the Avast Family Safety Mobile Acquisition. We cannot assure you that the acquisition of the Avast Family Safety Mobile Business will be consummated on the terms described herein or at all. If the acquisition of the Avast Family Safety Mobile Business is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include future acquisitions.

Corporate Information

The Company was incorporated in California in November 1983, and reincorporated in Delaware in June 1995. Our principal executive offices are located at 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237 and our telephone number is (412) 837-5300. Our website address is www.smithmicro.com, and we make our filings with the U.S. Securities and Exchange Commission (the “SEC”) available on the Investor Relations page of our website. Information contained on our website does not constitute a part of this Report. Our common stock is traded on the NASDAQ under the symbol “SMSI.”

THE OFFERING

Common stock offered by us	shares

Common stock to be outstanding immediately after the offering	shares

Option to purchase additional shares	We have granted the underwriters an option exercisable for 30 days from the date of this prospectus supplement to purchase up to an additional shares of common stock from us.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $ million (or approximately $ million if the underwriters exercise in full their option to purchase additional shares).

We intend to use all of the net proceeds from this offering, along with cash on hand, to finance the Avast Family Safety Mobile Acquisition (as defined herein) and to pay related fees and expenses, and any remainder for general corporate purposes, which may include future acquisitions and other business opportunities, capital expenditures and working capital. See “Use of Proceeds.”

If the Avast Family Safety Mobile Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include future acquisitions.

Risk factors	Investing in our common stock involves significant risks. See “Risk Factors” on page S-11 of this prospectus supplement, on page 2 of the accompanying prospectus and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Capital Market symbol	“SMSI”

Transfer Agent	Computershare Trust Company, N.A.

The number of shares of common stock to be outstanding immediately after this offering is based on 42,216,795 shares of our common stock issued and outstanding as of March 2, 2021, and exclude the following, all as of March 2, 2021:

•	212,000 shares of our common stock related to stock options issuable upon exercise, with a weighted-average exercise price of $4.08 per share;

•	2,577,000 shares of restricted common stock subject to vesting, with a weighted-average exercise price of $5.46 per share;

•	3.7 million shares of our common stock issuable upon the exercise of outstanding warrants with exercise prices ranging from $1.16 to $2.38 per share; and

•

up to an aggregate of 3.8 million shares of our common stock reserved for future grant or issuance under our 2015 Omnibus Equity Incentive Plan (the “2015 Plan”), and our Employee Stock Purchase Plan (the “ESPP”).

Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares or the outstanding options, or exercise of the warrants described above.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following summary unaudited pro forma condensed combined financial information presents the summary unaudited pro forma condensed combined balance sheet data as of December 31, 2020 and the summary unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2020 based upon the combined historical financial statements of Smith Micro Software, Inc. (“SMSI”) and the historical abbreviated financial information of the Avast Family Safety Mobile Business, after giving effect to (1) the Avast Family Safety Mobile Acquisition, which is expected to close in mid-April 2021, subject to certain customary closing conditions, and (2) the issuance of the shares of common stock offered in connection with this offering, and related adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information”. This offering is not conditioned on the consummation of the Avast Family Safety Mobile Acquisition, and there can be no assurance that the Avast Family Safety Mobile Acquisition or any of the related transactions described herein will close.

This summary unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Avast Family Safety Mobile Acquisition and the issuance of shares of common stock offered in connection with this offering had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. This summary unaudited pro forma condensed combined financial information also does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings resulting from the Avast Family Safety Mobile Acquisition, had SMSI owned Avast in the periods indicated above, or any integration costs and benefits from restructuring plans. For additional information, please see the full Unaudited Pro Forma Condensed Combined Financial Information, and the related Notes thereto, located on page S-17 herein.

	Smith Micro	Avast Family Safety Mobile Business	Pro Forma	Pro Forma Combined
	2020	2020	Adjustments	2020
Income Statement (as of year ended) (in thousands)
Revenues	$51,300	$36,608	$—	$87,908
Gross profit	46,110	27,090	—	73,200
Total operating expenses	42,589	22,569	8,400	73,558
Operating income (loss)	3,521	4,521	(8,400)	(358)
Net income	$4,165	$4,521	$(8,400)	$286

Balance Sheet Data (as of period end) (in thousands)
Cash and cash equivalents	$25,754	$—	$1,025	$26,779
Total assets	$72,903	$7,688	$67,618	$148,209
Total current liabilities	8,370	5,781	4,175	18,326
Total non-current liabilities	5,817	—	—	5,817
Total stockholders’ equity	58,716	1,907	63,443	124,066
Total liabilities and stockholders’ equity	$72,903	$7,688	$67,618	$148,209

RISK FACTORS

Before deciding to invest in our common stock, you should consider carefully the following discussion of risks and uncertainties affecting us and our common stock, as well as the risks and uncertainties incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 8, 2021, our subsequent periodic reports and the other information contained or incorporated by reference in this prospectus supplement. If any of the events anticipated by these risks and uncertainties occur, our business, financial condition and results of operations could be materially and adversely affected, and the value of our common stock could decline. The risks and uncertainties we discuss in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations.

Risks Related To This Offering

Management will have broad discretion in how we use the proceeds from this offering.

Our management will have broad discretion with respect to the use of proceeds of this offering, including for any of the purposes described in the section of this prospectus supplement entitled “Use of Proceeds.” You will be relying on the judgment of our management regarding the application of the proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways you would agree with. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could harm our business and cause the price of our common stock to decline.

If the price of our common stock fluctuates significantly, your investment could lose value.

Although our common stock is listed on NASDAQ, we cannot assure you that an active public market will continue for our common stock. If an active public market for our common stock does not continue, the trading price and liquidity of our common stock will be materially and adversely affected. If there is a thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us.

Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including:

•	our quarterly or annual operating results;

•	changes in our earnings estimates;

•	investment recommendations by securities analysts following our business or our industry;

•	additions or departures of key personnel;

•	success of competitors;

•	changes in the business, earnings estimates or market perceptions of our competitors;

•	our failure to achieve operating results consistent with securities analysts’ projections;

•	changes in industry, general market or economic conditions, including as a result of the COVID-19 pandemic; and

•	announcements of legislative or regulatory changes.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NASDAQ in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our common stock, may not be predictable. A loss of investor confidence in the market for our stock or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.

You may experience dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price in this offering. We may sell shares or other securities in any other offering at a price that is less than the price paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price paid by investors in this offering.

We do not anticipate paying dividends in the foreseeable future.

We do not currently pay dividends and do not anticipate paying any dividends for the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to compliance with applicable laws and covenants under any future credit facility, which may restrict or limit our ability to pay dividends. Payment of dividends will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant at that time. Unless and until we declare and pay dividends, any return on your investment will only occur if our share price appreciates.

Our charter documents, Delaware law and our commercial contracts may contain provisions that may discourage an acquisition of us by others and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our charter documents, as well as provisions of the Delaware General Corporation Law (“DGCL”), could have an impact on the trading price of our common stock by making it more difficult for a third party to acquire us at a price favorable to our shareholders. For example, our charter documents include provisions: classifying our board of directors such that only approximately one-third of the directors are elected each year; prohibiting the use of cumulative voting for the election of directors; authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued by our board of directors without stockholder approval to defend against a takeover attempt; and establishing advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon at stockholder meetings.

In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our board of directors or current management. We are subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders, which could also affect the price that some investors are willing to pay for our common stock.

Finally, commercial contracts that we enter into with our vendors and customers in the course of our business operations may contain provisions with respect to changes in control that could provide for termination rights or otherwise have a negative impact on our business or results of operations if a stockholder were to acquire a significant percentage of our outstanding stock.

Risks Related to the Acquisition of Avast Family Safety Mobile Business

The market price of our common stock following the announcement of the Avast Family Safety Mobile Acquisition may decline.

The market price of our common stock may decline as a result of the announcement of the Avast Family Safety Mobile Acquisition for a number of reasons, including if investors react negatively to the prospects of the combined organization’s business and prospects from the acquisition; or the perceived effect of the acquisition on the combined organization’s business and prospects is not consistent with the expectations of financial or industry analysts.

If the acquisition of Avast closes, it may not be accretive and may cause dilution to our earnings per share, which may negatively affect the market price of our common stock.

Although we currently anticipate that the Avast Family Safety Mobile Acquisition will be consummated and be accretive to our earnings per share (on an adjusted earnings basis that is not pursuant to GAAP and excluding transaction and integration costs) from and after the Avast acquisition, this expectation is based on assumptions, including about our and Avast’s business, estimated costs and revenue synergies, and other preliminary estimates, each of which may change materially. As a result, should the Avast Family Safety Mobile Acquisition occur, it may cause dilution to our earnings per share or the expected accretive effect of the Avast Family Safety Mobile Acquisition may be less than anticipated, delayed or not occur at all, each of which may cause a decrease in the market price of our common stock. In addition, we could encounter additional transaction-related costs or other factors, such as the failure to realize all of the strategic and financial benefits currently anticipated in the Avast Family Safety Mobile Acquisition, including anticipated cost and revenue synergies. All of these factors could cause dilution to our earnings per share or decrease, delay or cause not to occur the expected accretive effect of the Avast Family Safety Mobile Acquisition and cause a decrease in the market price of our common stock.

This offering is not conditioned on the closing of the Avast Family Safety Mobile Acquisition, and we cannot assure you that the Avast Family Safety Mobile Acquisition will be consummated.

This offering is not conditioned on the closing of the Avast Family Safety Mobile Acquisition, which is expected to close in April of 2021 and will be subject to customary conditions, certain of which are summarized under “Prospectus Supplement Summary—The Avast Family Safety Mobile Acquisition.” We cannot assure you that the Avast Family Safety Mobile Acquisition will be consummated on the terms described herein or at all. If the Avast Family Safety Mobile Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include future acquisitions. If the Avast Family Safety Mobile Acquisition is not consummated, this offering will cause dilution to our earnings per share, which may negatively affect the market price of our common stock.    In addition, if the Avast Family Safety Mobile Acquisition is not completed, we may experience negative reactions from the financial markets and from our customers. We also may be subject to litigation related to any failure to complete the Avast Family Safety Mobile Acquisition. If the Acquisition is not completed, these risks may materialize and may adversely affect our business, financial results and financial condition, as well as the price of our common stock.

The unaudited pro forma financial information contained in this prospectus supplement may not accurately reflect our financial position or results of operations following the completion of the Avast Family Safety Mobile Acquisition, and the historical financial information of the Avast Family Safety Mobile Business may not be a reliable indicator of future results.

The unaudited pro forma financial information contained in this prospectus supplement is presented for illustrative purposes only and may not be an indication of what our financial position or results of operations would have been had the Avast Family Safety Mobile Acquisition been completed on the dates indicated. The unaudited pro forma financial information has been derived from our audited historical financial statements along with those audited abbreviated financial statements of the Avast Family Safety Mobile Business, and various adjustments and assumptions have been made regarding the combined company after giving effect to the Avast Family Safety Mobile Acquisition. The assets and liabilities of the Avast Family Safety Mobile Business have been measured at fair value based on various preliminary estimates using assumptions that Avast’s management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed. As a result, the historical financial information presented for the Avast Family Safety Mobile Acquisition may not be a reliable indicator of future results. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Avast Family Safety Mobile Acquisition. Any potential decline in our financial condition or results of operations may cause significant variations in the trading price of our common stock following the Avast Family Safety Mobile Acquisition.

The Avast Family Safety Mobile Business may have liabilities that are not known to us.

The Avast Family Safety Mobile Business may have liabilities that we failed, or were unable, to discover in the course of performing our due diligence investigations of the Avast Family Safety Mobile Business. We cannot assure you that the indemnification available to us under the Purchase Agreement in respect of the Acquisition in connection with such agreement will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with the Avast Family Safety Mobile Business or property that we will assume upon consummation of the Acquisition. We may learn additional information about the Avast Family Safety Mobile Business that materially adversely affects us, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

Charges to earnings resulting from acquisitions may adversely affect our operating results.

Under GAAP, when we acquire businesses, we allocate the purchase price to tangible assets and liabilities and identifiable intangible assets acquired at their acquisition date fair values. Any residual purchase price is recorded as goodwill. We also estimate the fair value of any contingent consideration. Our estimates of fair value are based upon assumptions believed to be reasonable but which are uncertain and involve significant judgments by management. After we complete an acquisition, the following factors could result in material charges and adversely affect our operating results and may adversely affect our cash flows:

•	costs incurred to combine the operations of companies we acquire, such as transitional employee expenses and employee retention or relocation expenses;

•	impairment of goodwill or intangible assets;

•	a reduction in the useful lives of intangible assets acquired;

•	impairment of long-lived assets;

•	identification of, or changes to, assumed contingent liabilities;

•	changes in the fair value of any contingent consideration;

•	charges to our operating results due to duplicative pre-merger activities;

•	charges to our operating results from expenses incurred to effect the acquisition; and

•	charges to our operating results due to the expensing of certain stock awards assumed in an acquisition.

Substantially all of these potential charges would be accounted for as expenses that would decrease our net income and earnings per share for the periods in which those costs are incurred. Charges to our operating results in any given period could differ substantially from other periods based on the timing and size of our acquisitions and the extent of acquisition accounting adjustments.

For acquisitions with potential future contingent consideration payments, such as the Avast Family Safety Mobile Acquisition, we assign a fair value to the contingent consideration and reassess this fair value quarterly. Increases or decreases based on the actual performance of the acquired company against the contingent consideration targets or other factors will cause decreases or increases, respectively, in our results of operations.

The issuance of our common stock to Avast under the Purchase Agreement will be dilutive to our shareholders and could depress the market price of our common stock.

In connection with the Avast Family Safety Mobile Acquisition, we may issue a material number of unregistered shares of our common stock to Avast, as provided in the Purchase Agreement. The shares are not subject to lock-up obligations and, following the expiration of any Rule 144 holding period, Avast will be free to sell the shares of our common stock received at the closing of the acquisition. In addition, under the Purchase Agreement, we agreed to file a registration statement following the closing of the acquisition to register the resale of all shares that may be issued to Avast.

The market price of shares of our common stock may drop significantly as a result of the resale of such shares. In addition, this concentration of share ownership may adversely affect the trading price of our common stock, because investors may perceive disadvantages in owning shares in a company with significant shareholders.

USE OF PROCEEDS

We expect that the net proceeds to us from this offering will be approximately $                 million (or $                 million if the underwriters exercise their option to purchase additional shares in full). We expect to use substantially all of the net proceeds of the shares offered by us in this offering, together with cash on hand, to finance the Avast Family Safety Mobile Acquisition and to pay related fees and expenses, and any remainder for general corporate purposes, which may include future acquisitions and other business opportunities, capital expenditures and working capital.

The completion of this offering is not contingent on the completion of the Avast Family Safety Mobile Acquisition. In the event that the Avast Family Safety Mobile Acquisition does not close for any reason, then all of the net proceeds to us from this offering would be available for general corporate purposes. Accordingly, if you decide to purchase Common Stock in this offering, you should be willing to do so whether or not we complete the Avast Family Safety Mobile Acquisition. See “Risk Factors — Risks Relating to the Acquisition of Avast Family Safety Mobile Business  —  This offering is not conditioned on the closing of the Avast Family Safety Mobile Acquisition, and we cannot assure you that the Avast Family Safety Mobile Acquisition will be consummated.” If the Avast Family Safety Mobile Acquisition does not close, we will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

DIVIDEND POLICY

We currently intend to retain any future earnings and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, any contractual restrictions and such other factors as our board of directors may deem appropriate.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2020 (i) on an actual basis; (ii) on an as adjusted basis to give effect to the issuance of                 new shares of our common stock in this offering at a public offering price of $                 per share, after deducting the underwriting discount and commissions and estimated offering expenses payable by us; and (iii) on a pro forma as adjusted basis to give further effect to the consummation of the proposed Avast Family Safety Mobile Acquisition as if it had occurred on December 31, 2020, including the pro forma adjustments as outlined in the notes to the unaudited pro forma condensed combined financial statements included in this prospectus supplement.

We have estimated that the net proceeds of this offering, after deducting the estimated underwriting fees and expenses, will be approximately $                .

This offering is not conditioned on the consummation of the Avast Family Safety Mobile Acquisition or the related transactions, and there can be no assurance that the Avast Family Safety Mobile Acquisition or any of the related transactions described herein will close. You should read this table together with our consolidated financial statements and other financial information incorporated by reference herein.

	At December 31, 2020
(in thousands, except share data)	Actua[l]	As Adjusted(1)	Pro Forma As Adjusted(1)
Cash and cash equivalents	$25,754

Liabilities:
Total Non-current Liabilities:	5,817

Stockholders’ equity:
Common Stock, par value of $0.001 per share, 100,000,000 shares authorized; 41,232,804 shares issued and outstanding (actual), shares issued and outstanding (as adjusted), shares issued and outstanding (pro forma as adjusted)	41
Additional paid-in capital	279,905
Accumulated comprehensive deficit	(221,230)

Total stockholders’ equity	58,716

Total capitalization	$64,533	$

(1)	Assumes that the underwriters’ option is not exercised.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

We derived the unaudited pro forma data set forth below by the application of pro forma adjustments to the historical audited consolidated financial statements of Smith Micro Software, Inc. and its subsidiaries (“SMSI” or the “Company”) included in our Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated by reference herein and the audited abbreviated financial statements of the Avast Family Safety Mobile Business included in our Current Report on Form 8-K filed March 8, 2021 and incorporated by reference herein.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2020 gives effect to (i) the issuance of the shares of Common Stock offered in connection with this offering, and (ii) SMSI’s proposed acquisition of the Avast Family Safety Mobile Business, as if they had occurred on January 1, 2020, combines the historical results of SMSI for its year ended December 31, 2020 and the historical results of the Avast Family Safety Mobile Business for its year ended December 31, 2020, and reflects pro forma adjustments that are expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined balance sheet data at December 31, 2020 after giving effect to (i) the issuance of the shares of Common Stock offered in connection with this offering, and (ii) SMSI’s proposed acquisition of the Avast Family Safety Mobile Business, and related adjustments, as if they occurred on such date, and combines the historical balance sheets of SMSI as of December 31, 2020 and the audited abbreviated financial statements of the Avast Family Safety Mobile Business as of December 31, 2020. The SMSI balance sheet information was derived from its audited consolidated balance sheets included in its Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated by reference herein. The Avast Family Safety Mobile Business balance sheet information was derived from its audited abbreviated balance sheet as of December 31, 2020.

The unaudited pro forma condensed combined financial statements have been prepared by SMSI’s management for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had SMSI, the Avast Family Safety Mobile Business been a combined company during the periods presented. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this prospectus supplement, and such assumptions are subject to change.

The unaudited pro forma condensed combined statements of operations exclude certain non-recurring charges that have been or will be incurred in connection with the proposed Avast Family Safety Mobile Acquisition, including investment banker and professional fees of SMSI. These expenses are estimated to total approximately $ 1,675,000 and exclude fees and expenses of the underwriters.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that we may achieve as a result of the proposed acquisition of the Avast Family Safety Mobile Business or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

The unaudited pro forma data should be read in conjunction with the information contained in “Capitalization,” included herein, “Abbreviated Financial Data of Avast Family Safety Mobile Business” included in our Current Report on Form 8-K filed March 8, 2021 and incorporated by reference herein, and the historical consolidated financial statements of SMSI and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 8, 2021, and incorporated by reference herein.

SMITH MICRO SOFTWARE, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2020

(In thousands)

	Smith Micro 12/31/2020	Avast Family Safety Mobile Business 12/31/2020	Pro Forma Adjustments	Notes	Pro Forma Combined 12/31/2020
Assets
Current assets:
Cash and cash equivalents	$25,754	$—	57,025	A
			(56,000)	B	$26,779
Accounts receivable, net	12,347	6,245	—		18,592
Prepaid expenses and other current assets	1,189	365	—		1,554
Total current assets	39,290	6,610	1,025		46,925

Equipment and improvements, net	2,170	1,078	—		3,248
Right-of-use assets	5,785	—	—		5,785
Other assets	694	—	—		694
Intangible assets, net	12,698	—	33,500	C	46,198
Goodwill	12,266	—	33,093	C	45,359

Total assets	$72,903	$7,688	$67,618		$148,209

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,282	$81	$—		$2,363
Accrued payroll and benefits	2,867	2,694	—		5,561
Current operating lease liabilities	1,433	—	—		1,433
Other accrued liabilities	216	2,808	2,500	C
			1,675	D	7,199
Deferred revenue	1,572	198	—		1,770
Total current liabilities	8,370	5,781	4,175		18,326
Non-current liabilities:
Operating lease liabilities	4,805	—	—		4,805
Deferred rent	887	—	—		887
Deferred tax liability, net	59	—	—		59
Other long term liabilities	66	—	—		66

Total non-current liabilities	5,817	—	—		5,817
Stockholders’ equity:
Common stock	41	—	9	A
			1	B	51
Additional paid-in capital	279,905	—	57,016	A
			9,999	B	346,920
Accumulated comprehensive deficit	(221,230)	—	(1,675)	D	(222,905)
Net assets acquired (liabilities assumed)	—	1,907	(1,907)		—

Total stockholders’ equity	58,716	1,907	63,443		124,066

Total liabilities and stockholders’ equity	$72,903	$7,688	$67,618		$148,209

SMITH MICRO SOFTWARE, INC.

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

YEAR ENDED DECEMBER 31, 2020

(In thousands, except per share data)

	Smith Micro 2020	Avast Family Safety Mobile Business 2020	Pro Forma Adjustments	Notes	Pro Forma Combined 2020
Revenues	$51,300	$36,608	$—	E	$87,908
Cost of revenues	5,190	9,518	—		14,708

Gross profit	46,110	27,090	—		73,200
Operating expenses:
Selling and marketing	10,698	5,868	5,800	F	22,366
Research and development	19,071	16,701	2,100	F	37,872
General and administrative	12,801	—	500	F	13,301
Restructuring expenses	19	—	—		19

Total operating expenses	42,589	22,569	8,400		73,558

Operating income (loss)	3,521	4,521	(8,400)		(358)
Non-operating expense:
Gain on sale of software product	711	—	—		711
Interest expense, net	96	—	—		96
Other expense, net	(3)	—	—		(3)

Income before provision for income taxes	4,325	4,521	(8,400)		446
Provision for income tax expense	160	—	—	G	160

Net income	$4,165	$4,521	$(8,400)		$286

Earnings per share:
Basic	$0.10				$0.01

Diluted	$0.10				$0.01

Weighted average shares outstanding:
Basic	40,808				40,808

Diluted	42,764				42,764

SMITH MICRO SOFTWARE, INC.

NOTES TO THE UNAUDITED PRO FORMA

COMBINED FINANCIAL INFORMATION

Note 1: Basis of Presentation

The unaudited pro forma combined financial information has been prepared in connection with the Avast Family Safety Mobile Acquisition. The purchase price for the Avast Family Safety Mobile Business is approximately $66,000,000 in a combination of cash and common stock.

The Avast Family Safety Mobile Acquisition has been accounted for using the acquisition method of accounting. The preliminary purchase price has been allocated on a preliminary basis to the acquired assets and assumed liabilities in connection with the acquisition based on their estimated fair values as of the closing date of the acquisition. The unaudited pro forma combined income statement reflects the effects of applying certain preliminary purchase accounting adjustments to the historical consolidated results, including items expected to have a continuing impact on the consolidated results, such as amortization on acquired intangible assets. The unaudited pro forma combined income statement does not include non-recurring items such as transaction costs related to the acquisition. The final purchase price allocation is subject to the final determination of the fair values of acquired assets and assumed liabilities and, therefore, that allocation and the resulting effect on income from operations may differ from the unaudited pro forma amounts included herein.

Assumptions underlying the pro forma adjustments necessary to reasonably present this unaudited pro forma information are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma combined financial information. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The unaudited pro forma combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

Note 2: Avast Family Safety Mobile Acquisition

On March 8, 2021, the Company entered into a definitive agreement to purchase the Avast Family Safety Mobile Business for $66,000,000.

The following represents the preliminary purchase price allocation. The acquired assets and assumed liabilities of the Avast Family Safety Mobile Business have been measured on a preliminary basis using assumptions that Smith Micro management believes are reasonable based on information currently available. A full and detailed valuation of the acquired assets and assumed liabilities of the Avast Family Safety Mobile Business will be completed and certain information and analysis remains pending at this time. Therefore, it is possible that the fair values of acquired assets and assumed liabilities could materially differ from those presented herein upon additional analysis.

The following table summarizes the preliminary purchase price allocation based on estimated fair values as of the acquisition date (in thousands):

Accounts receivable	$6,245
Prepaid expenses	365
Equipment, net	1,078
Identifiable intangible assets	33,500

Total assets acquired	41,188

Accounts payable	81
Accrued payroll and benefits	2,694
Accrued liabilities	5,308
Deferred revenue	198

Total liabilities assumed	8,281

Net assets acquired	32,907
Purchase price	66,000

Goodwill	$33,093

Note 3: Description of Pro Forma Adjustments

Transaction adjustments to the unaudited pro forma combined balance sheet

A.

This adjustment represents the projected issuance of approximately 8.9 million shares of common stock and net proceeds of approximately $57,025,000 from a public stock offering to occur in March 2021. The majority of the proceeds from the offering will be utilized to fund the Avast Family Safety Mobile Acquisition.

B.	This adjustment represents a $56,000,000 reduction of cash and a $10,000,000 increase in equity (common stock and additional paid-in capital) as a result of the consideration paid to Avast.

C.

The following adjustments were made to reflect the preliminary estimate of the fair value of net assets acquired and liabilities assumed (in thousands) in the unaudited pro forma combined balance sheet:

Identifiable intangible assets	$33,500
Goodwill	33,093
Accrued liabilities	2,500

D.

Estimated transaction costs related to the Avast Family Safety Mobile Acquisition total approximately $1,675,000. This amount has been included in accounts payable in the unaudited pro forma combined balance sheet.

Transaction adjustments to the unaudited pro forma combined income statement

E.

During 2018, Smith Micro adopted FASB ASC Topic No. 606, Revenue from Contracts with Customers (“ASC 606”), and those results are reflected within. Smith Micro evaluated the Avast Family Safety Mobile Business and related customer contracts under ASC 606. It was determined that no financial statement adjustment would be required, and therefore, a pro forma adjustment was not necessary.

F.

This adjustment represents the increase in amortization expense related to recording Avast’s intangible assets at their preliminary estimated fair value, including customer contracts, software, and a non-compete agreement, resulting in an adjustment of $8,400,000 for the year ended December 31, 2020.

Identifiable intangible assets include the following (in thousands):

Customer contracts	$15,000
Software	7,000
Software license	7,000
Transition services agreement	500
Non-compete agreement	4,000

$33,500

The customer contracts are expected to be amortized over a period of 3 years, the software over 5 years, the software license over 10 years, the transition services agreement over 6 months, and the non-compete agreement over 5 years.

G.

Smith Micro has federal and state net operating loss carryforwards of approximately $161 million and $128 million, respectively, at December 31, 2020, and the current provision for income tax expense consists of state income tax minimums, foreign tax withholdings, and foreign income taxes. Therefore, no income tax impact of the pro forma adjustments has been reflected.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering. This discussion does not address all aspects of U.S. federal income tax considerations relating thereto. This discussion also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, nor under U.S. federal gift and estate tax laws, except to the limited extent provided below. In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (“IRS”), and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement and the accompanying prospectus.

We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any estate or gift tax consequences, except to the limited extent provided below, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, accrual method taxpayers subject to special tax accounting rules under Section 451(b) of the Code, holders subject to the alternative minimum tax or the Medicare contribution tax, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their common stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, an IRS ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.

Distributions on Our Common Stock

Distributions, if any, on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Disposition of Our Common Stock.” Any such distribution will also be subject to the discussion below under the heading “FATCA Withholding.”

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

To claim a reduction or exemption from withholding, a non-U.S. holder of our common stock generally will be required to provide (a) a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the United States and such holder’s country of residence or (b) a properly executed IRS Form W-8ECI stating that dividends are not subject to withholding because they are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange, or Other Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) (or such lower rate as may be specified by an applicable income tax treaty) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” also may apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States); or

•

our common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation.” Generally, a corporation is a United States real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a United States real property holding corporation, or that we are likely to become one in the future. Even if we are or become a United States real property holding corporation, provided that our common stock is regularly traded on an established securities market, within the meaning of applicable Treasury Regulations, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of distributions on our common stock paid to such holder, whether or not such distribution is a dividend for U.S. federal income tax purposes, and the tax withheld, if any, with respect to such distributions. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. A non-U.S. holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our common stock if it certifies its non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E (or successor form) or W-8ECI, or otherwise establishes an exemption; provided we do not have actual knowledge or reason to know such non-U.S. holder is a U.S. person, as defined in the Code. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, information reporting but not backup withholding will apply in a manner similar to dispositions effected through a U.S. office of a broker, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that is:

•	a U.S. person (including a foreign branch or office of such person),

•	a “controlled foreign corporation” for U.S. federal income tax purposes,

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business, or

•

a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business.

Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Code, U.S. Treasury Regulations and other applicable guidance, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on dividends on stock in a U.S. corporation paid to (i) a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules and (ii) a “non-financial foreign entity” (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity, or otherwise qualifies for an exemption from these rules. Treasury regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible FATCA withholding on the gross proceeds from any sale or other disposition of shares of stock of a U.S. corporation, previously scheduled to apply beginning January 1, 2019. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of common stock indicated in the following table. B. Riley Securities, Inc. is the representative of the underwriters.

Underwriters	Number of Shares of common stock
B. Riley Securities, Inc.
Roth Capital Partners, LLC
Lake Street Capital Markets, LLC
The Benchmark Company, LLC

Total

The underwriters are offering the shares of common stock subject to acceptance of the shares of common stock from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all the shares of common stock offered by this prospectus if any such shares are purchased. However, the underwriters are not required to take or pay for the shares of common stock covered by the underwriters’ option to purchase additional securities described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased under certain circumstances, or the underwriting agreement may be terminated.

Over-Allotment Option

The underwriters have an option to buy up to an additional                  shares of common stock from us to cover sales by the underwriters of a greater number of shares of common stock than the total number set forth in the table above. They may exercise that option for 30 days. If any shares of common stock are purchased pursuant to this option, the underwriters will severally purchase shares of common stock in approximately the same proportion as set forth in the table above.

Discount, Commissions and Expenses

The following table shows the per share of common stock and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We have agreed to reimburse the underwriters for their out-of-pocket expenses in connection with the offering, including underwriters’ counsel legal fees and disbursements, in an amount up to $175,000. The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, will be approximately $         million. In addition, see “—Other” below for information regarding a structuring fee to be paid to B. Riley Securities, Inc. in connection with the Avast Family Mobile Business Acquisition, which will be paid as an underwriting discount at the consummation of this offering.

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to securities dealers a discount of up to $         per ordinary share from the public offering price. After the initial offering of the shares of common stock, the representative may change the offering price and the other selling terms. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed, for a period of 90 days after the date of this prospectus, and our executive officers, directors and certain affiliates have agreed, for a period of 60 days after the date of this prospectus, without the prior written consent of B. Riley Securities, not to (1) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our shares of common stock either owned as of the date of the underwriting agreement or thereafter acquired, (2) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, forward, swap or any other derivative transaction or instrument), or (3) publicly announce any intention to engage in or cause any action or activity described in clause (1) or (2) above.

The restrictions described in the immediately preceding paragraph do not apply to, among other items and subject to certain additional limitations, including in some cases, that any transferee, donee or distributee shall sign and deliver a lock-up agreement to B. Riley Securities:

•	transfers as a bona fide gift or gifts, including to charitable organizations;

•	transfers by will or intestacy;

•	transfers to any immediate family member;

•	transfers to any trust or other entities formed for the direct or indirect benefit of the shareholder or an immediate family member;

•	if the shareholder is a corporation, partnership, limited liability company, trust or other business entity, transfers (a) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate shareholder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the shareholder, or (b) as part of a distribution, transfer or disposition without consideration by the shareholder to its stockholders, partners, members or other equity holders;

•	transfers in transactions consisting of shares of common stock that the shareholder may purchase in open market transactions on or after the date of this prospectus;

•	transfers (a) to us for the purposes of exercising on a “net exercise” or “cashless” basis options or other rights to purchase shares of common stock and (b) in connection with the vesting or settlement of restricted stock units, any transfer to us for the payment of tax withholdings or remittance payments due as a result of the vesting or settlement of such restricted stock units, in all such cases, pursuant to equity awards granted under a stock incentive plan or other equity award plan;

•	the establishment of a trading plan by the shareholder pursuant to Rule 10b5-1 under the Exchange Act, provided such plan does not provide for the transfer of securities during the restricted period;

•	transfers by operation of law pursuant to a qualified domestic order or divorce settlement;

•	transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our shares of common stock involving a change of control of our company; and

•	transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible.

B. Riley Securities may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Listing

Our shares of common stock are currently listed on the Nasdaq Capital Market under the symbol “SMSI.”

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the shares of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional securities. The underwriters can close out a covered short sale by exercising the option to purchase additional securities or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional securities. The underwriters may also sell shares in excess of the option to purchase additional securities, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market in order to stabilize the price. These activities may raise or maintain the market price of the shares of common stock above independent market levels or prevent or retard a decline in the market price of the shares. The underwriters may carry out these transactions on the Nasdaq Capital Market in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering and one or more of underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which the accompanying prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In connection with the Avast Family Safety Mobile Acquisition, (i) an affiliate of B. Riley Securities served as our financial advisor and will receive a fee for its financial advisory services upon completion of the Avast Family Safety Mobile Acquisition, and (ii) B. Riley Securities Inc. committed to underwrite up to $62 million in this offering, subject to certain terms and conditions; in consideration for this commitment, we have agreed to pay B. Riley a structuring fee of 1.5% of the commitment amount payable as a further underwriting discount.

The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus supplement does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (a) in which such an offer or solicitation is not authorized; (b) in which any person making such offer or solicitation is not qualified to do so; or (c) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of shares of common stock by it will be made on the same terms.

Notice to Canadian Residents (Alberta, British Columbia, Manitoba, Ontario and Québec Only)

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the shares of common stock described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the requirement that the issuer prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to the issuer, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Personal Information

We and the representatives hereby notify prospective Canadian purchasers that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares of common stock may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented to, acknowledged to and agreed with each of the underwriters and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, an “offer of shares to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to and is directed only at and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, or (ii) who are high net-worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this prospectus supplement relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of and has been prepared without regard to the disclosure standards for issuance of prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares of common stock or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, us or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Notice to Prospective Investors in the Dubai International Financial Centre (DIFC)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or SFO, and any rules made under that ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that ordinance.

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The shares of common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Australia

This document:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares of common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of common stock, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Chile

The shares of common stock are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares of common stock do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares of common stock in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Notice to Prospective Investors in the United Arab Emirates

The shares of common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Bermuda

Shares of common stock may be offered or sold in Bermuda only in accordance with the provisions of the Investment Business Act 2003 (as amended) of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to Prospective Investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or CMA, pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to Prospective Investors in the British Virgin Islands

The shares of common stock may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of the Securities and Investment Business Act, 2010, or SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds, (ii) a company, any securities of which are listed on a recognized exchange and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of our property or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has net worth in excess of $1,000,000 and that he consents to being treated as a professional investor.

Notice to Prospective Investors in China

This document does not constitute a public offer of shares of common stock, whether by sale or subscription, in the People’s Republic of China, or the PRC. The shares of common stock are not being offered or sold directly or indirectly in the PRC to, or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares of common stock or any beneficial interest therein without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by us and our representatives to observe these restrictions.

Notice to Prospective Investors in Korea

The shares of common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the shares of common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of common stock may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The shares of common stock have not been listed on any securities exchanges in the world including the Korea Exchange in Korea. Furthermore, the purchaser of the shares of common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares of common stock. By the purchase of the shares of common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares of common stock pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares of common stock has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission, (ii) a holder of a Capital Markets Services License, (iii) a person who acquires the shares of common stock, as principal, if the offer is on terms that the shares of common stock may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction, (iv) an individual whose total net personal assets or total net joint assets with their spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual, (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months, (vi) an individual who, jointly with their spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months, (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts, (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies), (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010, (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010 and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares of common stock is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement is subject to Malaysian laws. This prospectus supplement does not constitute and may not be used for the purpose of a public offering or an issue of, offer for subscription or purchase or invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to Prospective Investors in Taiwan

The shares of common stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares of common stock in Taiwan.

Notice to Prospective Investors in South Africa

Due to restrictions under the securities laws of South Africa, the shares of common stock are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

i	the offer, transfer, sale, renunciation or delivery is to:

(a)	persons whose ordinary business is to deal in securities, as principal or agent;

(b)	the South African Public Investment Corporation;

(c)	persons or entities regulated by the Reserve Bank of South Africa;

(d)	authorized financial service providers under South African law;

(e)	financial institutions recognized as such under South African law;

(f)

a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(g)	any combination of the person in (a) to (f); or

ii	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted), or the South African Companies Act) in South Africa is being made in connection with the issue of the shares of common stock. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares of common stock in South Africa constitutes an offer of the shares of common stock in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as SA Relevant Persons). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the offered securities will be passed upon for us by Buchanan Ingersoll & Rooney PC, Pittsburgh, Pennsylvania. Certain legal matters will be passed upon for the underwriters by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California.

EXPERTS

The consolidated financial statements of Smith Micro Software, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 and the effectiveness of internal control over financial reporting as of December 31, 2020 incorporated in this prospectus supplement by reference from the Smith Micro Software, Inc. and Subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this prospectus supplement and registration statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The audited abbreviated financial information of the Avast Family Safety Mobile Business as of and for the year ended December 31, 2020 and related notes thereto, incorporated in this prospectus supplement by reference from the Smith Micro Software, Inc. Current Report on Form 8-K filed March 8, 2021, have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in this prospectus supplement and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the shares of common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o Smith Micro Software, Inc., 5800 Corporate Drive, Pittsburgh PA 15237. Our telephone number is (412) 837-5300.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.smithmicro.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 8, 2021;

•	Definitive Proxy Statement on Schedule 14A filed on April 28, 2020;

•	Current Reports on Form 8-K filed March 8, 2021 (other than information furnished under Item 2.02 or Item 7.01 thereunder and exhibits filed on such form that are related to such items); and

•	The description of our common stock contained in our Form 8-A (File No. 000-26536) filed on July 31, 1995, including any amendment on reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file (other than documents or portions of documents deemed to be furnished pursuant to the Exchange Act) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement, and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Prospectus

$75,000,000

Common Stock

Preferred Stock

Warrants

Units

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, warrants, or units having a maximum aggregate offering price of $75,000,000. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

The prospectus supplement may also add, update or change information contained in or incorporated by reference into this prospectus. However, no prospectus supplement shall offer a security that is not registered and described in this prospectus at the time of its effectiveness. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest. This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

Our common stock is traded on NASDAQ Capital Market under the symbol “SMSI.” Each prospectus supplement will contain information, where applicable, as to our listing on NASDAQ Capital Market or any other securities exchange of the securities covered by the prospectus supplement. On May 5, 2020, the last reported sale price of our common stock on the NASDAQ Capital Market was $4.67.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves various risks. See “Risk Factors“ on page 4 for more information on these risks. Additional risks, if any, will be described in the prospectus supplement related to a potential offering under the heading “Risk Factors”. You should review that section of the related prospectus supplement for a discussion of matters that investors in such securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                 , 2020

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time securities having a maximum aggregate offering price of $75,000,000. Each time we offer securities, we will prepare and file with the SEC a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. You should read carefully both this prospectus and any prospectus supplement (and any free writing prospectus) together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement (or any free writing prospectus), as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell securities through underwriters or dealers, through agents, directly to purchasers or through any combination of these methods. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will prepare and file with the SEC each time we offer securities, will set forth the names of any underwriters, agents or others involved in the sale of securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

Unless otherwise indicated in this prospectus or the context otherwise requires, all references to “we,” “us,” “our,” “the Company” and “Smith Micro” refer to Smith Micro Software, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

The following summary, because it is a summary, may not contain all the information that may be important to you. This prospectus incorporates important business and financial information about the Company that is not included in, or delivered with, this prospectus. Before making an investment, you should read the entire prospectus and any supplements or amendments carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in our other filings with the SEC, including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which we filed with the SEC on March 13, 2020 and any of our other subsequently filed periodic reports on Form 10-Q. This information is incorporated by reference into this prospectus, and you can obtain it from the SEC as described below under the headings “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.”

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: Smith Micro Software, Inc., 5800 Corporate Drive, Pittsburgh, PA, 15237, Attention: Investor Relations.

THE OFFERING

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of:

•	common stock;

•	preferred stock;

•	warrants to purchase any of the securities listed above; and/or

•	units consisting of one or more of the foregoing.

in one or more offerings up to a total dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement (or free writing prospectus) that will contain specific information about the terms of that specific offering and include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement (or free writing prospectus) may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement (including any free writing prospectus) together with the additional information described under the heading “Where You Can Find Additional Information About Us.”

OUR COMPANY

Providing software solutions that simplify and enhance the mobile experience to some of the leading wireless and cable service providers around the globe is a mission that Smith Micro pursues with passion. From enabling the family digital lifestyle to providing powerful voice messaging capabilities, we strive to enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones and consumer Internet of Things (“IoT”) devices. The Smith Micro portfolio includes a wide range of products for creating, sharing and monetizing rich content, such as visual voice messaging, retail content display optimization and performance analytics on any product set. In general, we offer our customers:

•

Valuable digital services that connect today’s digital lifestyle, including leading edge family location and parental controls, as well as enable connected family and consumer IoT devices to mobile consumers worldwide;

•	Easy visual access to wirelessly delivered voicemail messages, while also providing easy conversion of voice messages to text and email messages that can be delivered through a variety of devices;

•	Immediate, consistent and measurable retail content that educates consumers, creates awareness of products and services and drives in-store sales; and

•	Engaging retail content displayed on wireless devices in retail locations that also gather valuable actionable analytics.

We continue to innovate and evolve our business to respond to industry trends and maximize opportunities in emerging markets, such as digital lifestyle services and online safety, “Big Data” analytics, automotive telematics, and the consumer IoT marketplace. The key to our longevity, however, is not simply technological innovation, but our never-ending focus on understanding our customers’ needs and delivering value.

The Company was incorporated in California in November 1983, and reincorporated in Delaware in June 1995. Our principal executive offices are located at 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237 and our telephone number is (412) 837-5300. Our website address is www.smithmicro.com, and we make our filings with the SEC available on the Investor Relations page of our website. Information contained on our website does not constitute a part of this prospectus. Our common stock is traded on the NASDAQ under the symbol “SMSI.”

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to a particular offering of securities will contain a discussion of the risks applicable to an investment in the Company and to the particular types of securities that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and the risks described in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement or free writing prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures, research and development expenditures and acquisitions of new businesses. The precise amount, use and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Additional information on the use of net proceeds from an offering of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

DESCRIPTIONS OF THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement or applicable free writing prospectus relating to a particular offering the specific terms of the securities offered by that prospectus supplement (or free writing prospectus). We will indicate in the applicable prospectus supplement (or free writing prospectus) if the terms of the securities differ from the terms we have summarized below. We will also include in the prospectus supplement (or free writing prospectus) information, where applicable, about material United States federal income tax considerations relating to the securities.

We may sell from time to time, in one or more offerings:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase any of the securities listed above; and/or

•	units consisting of one or more of the foregoing.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

CAPITAL STOCK

General

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements (or free writing prospectus), summarizes the material terms and provisions of the common stock that we may offer under this prospectus. For the complete terms of our common stock, please refer to our amended and restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, which are incorporated by reference into the registration statement which includes this prospectus. The terms of our common stock may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), the rights and preferences of which may be established from time to time by our board of directors. As of March 9, 2020, we had 39,484,420 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

Common Stock

Voting. For all matters submitted to a vote of stockholders, each holder of Common Stock is entitled to one vote for each share registered in his or her name on our books. Our Common Stock does not have cumulative voting rights. As a result, holders of a majority of our outstanding Common Stock can elect all of the directors who are up for election in a particular year.

Dividends. If our board of directors declares a dividend, holders of Common Stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our Common Stock will be entitled to the right to receive ratably, all of the assets and funds that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Other Rights and Restrictions. Holders of our Common Stock do not have preemptive or subscription rights, and they have no right to convert their Common Stock into any other securities. Our Common Stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our Certificate of Incorporation and our Bylaws do not restrict the ability of a holder of Common Stock to transfer his or her shares of Common Stock.

Listing. Our Common Stock is listed on the NASDAQ Capital Market under the symbol “SMSI.”

Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is Computershare Inc.

Delaware Law Affecting Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Preferred Stock

As of May 6, 2020, we have no shares of preferred stock issued and outstanding. We have two classes of preferred stock that are currently designated: Series A Participating Preferred Stock and Series B 10% Convertible Preferred Stock.

Our certificate of incorporation, as amended and restated, provides that our board of directors may, by resolution, designate classes of preferred stock in the future. The designated series of preferred stock shall have such relative rights, powers, preferences, limitations and restrictions as shall be stated in the resolution or resolutions of the board of directors providing for the issuance thereof.

Once designated by our board of directors, each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our articles of incorporation, as amended and restated, and any certificates of designation that our board of directors may adopt.

Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the DGCL and our certificate of incorporation to adopt resolutions and file a certificate of designations with the Secretary of State of the State of Delaware. The certificate of designations fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

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the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

•	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

•	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

•

whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

•	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

•	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

•

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

•	any other relative rights, preferences and limitations of that series.

All shares of preferred stock offered hereby will, when issued, be fully paid and non-assessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

WARRANTS

As of May 6, 2020, we have issued and outstanding warrants to purchase up to 3,730,845 shares of our common stock, in the aggregate. Our outstanding warrants are exercisable at a weighted average exercise price of $2.19 per share.

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and any related warrant agreement and warrant certificate. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the specific terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, and/or preferred stock in one or more series. We may issue warrants independently or together with common stock, and/or preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase common stock or preferred stock, the number or amount of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which and currency in which these shares may be purchased upon such exercise;

•	the manner of exercise of the warrants, including any cashless exercise rights;

•	the warrant agreement under which the warrants will be issued;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	anti-dilution provisions of the warrants, if any;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•

the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;

•	the manner in which the warrant agreement and warrants may be modified;

•	the identities of the warrant agent and any calculation or other agent for the warrants;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants;

•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed or quoted; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required exercise price by the methods provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action the holder’s right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Governing Law

Each warrant agreement and any warrants issued under the warrant agreements will be governed by Delaware law.

Calculation Agent

Any calculations relating to warrants may be made by a calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular warrant will name the institution that we have appointed to act as the calculation agent for that warrant as of the original issue date for that warrant, if any. We may appoint a different institution to serve as calculation agent from time to time after the original issue date without the consent or notification of the holders. The calculation agent’s determination of any amount of money payable or securities deliverable with respect to a warrant will be final and binding in the absence of manifest error.

UNITS

We may issue units comprised of one or more of the other securities described in this prospectus or in any prospectus supplement in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit certificate may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus to or through underwriters, through dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if, and if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed or traded.

We may distribute the securities from time to time in one or more public or private transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities, if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly for the purpose of resale or distribution, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents, underwriters and other purchasers with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or other purchasers may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

To facilitate the public offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Unless otherwise specified in the applicable prospectus supplement, any common stock sold pursuant to a prospectus supplement will be eligible for listing on The NASDAQ Capital Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In order to comply with the securities laws of some states, if applicable, the securities offered pursuant to this prospectus will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the offered securities will be passed upon for us by Buchanan Ingersoll & Rooney PC.

EXPERTS

The consolidated financial statements of Smith Micro Software, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019 and the effectiveness of internal control over financial reporting as of December 31, 2019 incorporated in this Prospectus by reference from the Smith Micro Software, Inc. and Subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The audited abbreviated financial information of the Circle Media Labs Inc. Operator Business as of and for the year ended December 31, 2019 and related notes thereto, incorporated in this prospectus by reference to the Company’s Current Report on Form 8-K/A filed on April 30, 2020, have been audited by Moss Adams LLP, independent auditors, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the shares of common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o Smith Micro Software, Inc., 5800 Corporate Drive, Pittsburgh PA 15237. Our telephone number is (412) 837-5300.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.smithmicro.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 13, 2020;

•	Current Report on Form 8-K filed on February 19, 2020;

•	Current Report on Form 8-K/A filed on April 30, 2020;

•	Definitive Proxy Statement on Schedule 14A filed on April 28, 2020; and

•	The description of our common stock contained in our Form 8-A (File No. 000-26536) filed on July 31, 1995, including any amendment on reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file (other than documents or portions of documents deemed to be furnished pursuant to the Exchange Act) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement, and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

$62,000,000

Smith Micro Software, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

B. Riley Securities	Roth Capital Partners

Co-Managers

Lake Street	The Benchmark Company

Prospectus Supplement dated                 , 2021